Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 9, 2017, relating to the financial statements of Check-Cap Ltd (the “Company”) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Company being in a development stage), incorporated by reference in the Annual Report on Form 20-F of the Company for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 20, 2017